Exhibit 10.1

1213 Innsbruck Drive, Sunnyvale, C A 94089 WWW.SILKROADMED.COM

September 15, 2023

Andrew Davis

Letter Agreement Regarding Supplemental Compensation Package

Dear Andy,

I am pleased to confirm that the Compensation Committee of the Board of Directors of Silk Road Medical (“the Company”) has authorized me to offer you a supplemental compensation package pursuant and subject to the terms set forth in this Letter Agreement.

While I’m authorized to offer you this supplemental compensation package, it remains subject to final Compensation Committee approval. This supplemental compensation package is intended to incentivize you to remain employed with Silk Road Medical as our Chief Commercial Officer and promote the long-term success of the Company’s commercial and business operations. This package is being offered because the Board and I recognize your importance to the success of our business and the significant impact you should have on our future growth.

This package includes cash payments and an equity grant that are in addition to your current compensation package, including your base salary, target corporate bonus award and annual equity grant eligibility.

Cash Award

A total cash payment of $2,000,000, less any applicable withholdings. This cash award will be paid in four (4) installments, six (6) months apart, on the below dates, in each case specifically conditioned upon and subject to you serving as the Company’s Chief Commercial Officer on each such payment date and you entering into and complying with our standard Employment Agreement, a copy of which is attached to this Letter Agreement, and which Employment Agreement will supersede and replace your existing At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement.

•	$400,000 on December 31, 2023
•	$400,000 on June 30, 2024

•	$400,000 on December 31, 2024
•	$800,000 on June 30, 2025

Equity Award

An award of Restricted Stock Units (RSUs) with a target award value of $2,400,000. The Finance team will calculate the exact number of RSUs on the grant date using a 30-day stock price average. You will be notified via email of the exact number of RSUs uploaded to your Fidelity account.

Vesting for these RSUs will be as follows: 25% of the shares shall vest on the one-year anniversary of the grant date, with the balance to vest annually over the following three years until all shares subject to the award are fully vested on the fourth anniversary of the grant date. All vesting is contingent on your continued employment with and serving as Chief Commercial Officer of the Company, as well as your compliance with the Employment Agreement referred to below. This RSU award shall be subject to the terms and conditions of the Company’s 2019 Equity Incentive Plan and Restricted Stock Unit Agreement, including vesting requirements and the Company’s default Sell-to-Cover tax withholding method upon vest. No right to any stock is earned or accrued until such time that vesting occurs, nor does the RSU award confer any right to continue vesting or employment.

We will review your base salary, determine the 2023 corporate bonus award and refresh equity grant in early 2024, the normal timeframe for our annual compensation review.

This offer is conditioned upon you entering into and complying with the Company’s standard Employment Agreement (the “Employment Agreement”). The Employment Agreement includes, among other provisions, standard confidentiality, assignment of inventions and non- solicitation covenants. The Employment Agreement is being provided to you concurrently with this Letter Agreement. Please review and sign both documents no later than September 15, 2023. The Employment Agreement will supersede and replace your existing At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement.

As you know, Silk Road Medical has a very bright future. We have much work to do as we navigate the current environment and plan for future success and growth, but I am confident we will drive this organization to even greater success.

Regards,

Erica Rogers

Agreed to and accepted:

By signing below, I acknowledge and confirm that I have read, understand, and accept the terms of the foregoing Letter Agreement, and the attached Employment Agreement. I understand that I must be employed as the Company’s Chief Commercial Officer on the date when such cash or equity awards are distributed, in order to be eligible to receive such awards.

By: /s/ Andrew S. Davis

Printed Name: Andrew Davis

Date: Sep 15, 2023

Enclosures:

•	Employment Agreement

Important Notes: The actual number of RSUs to be awarded will be determined on the grant date. The actual value you receive from the award will depend on the future performance of the stock and may be more or less than the current value on the date of grant. You will receive the official grant notice through an email from Fidelity.